STOCK   PURCHASE   AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made effective as of the 27th day of July, 2007, by and among MATT LETTAU, an adult individual residing at 302 Creekside Ct. E. Huntertown, IN 46748 (hereinafter referred to as the "Seller”), DR. HUAKANG ZHOU, an adult individual residing at 18 Kimberly Court, East Hanover, NJ 07936 (hereinafter referred to as  the “Purchaser”), and INTERNET ACQUISITION GROUP, INC., a California corporation (hereinafter “IAGR” or the “Company”).  Each of the Seller, the Purchaser and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

PRELIMINARY STATEMENTS

A.

Seller owns an aggregate of 41,270,000 shares (the “Seller Shares”) of the common stock (the “Common Stock”) of the Company.

B.

Seller desires to sell the Seller Shares to Purchaser, and Purchaser desires to purchase the Seller Shares from Seller, subject to the terms, provisions and conditions set forth herein.

C.

Seller agrees to remain as an officer and director of the Company for a transition period, as set forth herein, for the additional consideration set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and Purchaser do hereby agree as follows:

ARTICLE I

Purchase and Sale of the Common Stock

Section 1.01.  Purchase and Sale.  On the Closing Date, and upon the terms and subject to the conditions set forth herein, the Seller shall deliver the Seller Shares, constituting 41,270,000 shares of the Common Stock of IAGR, to the Purchaser free and clear of all liens, and Purchaser shall purchase the Common Stock from the Seller, in each case in accordance with the terms and conditions herein contained.

Section 1.02.  Purchase Price.  The purchase price (the “Purchase Price”) for the Seller Shares is Four Hundred Fifty Thousand Dollars ($450,000), payable in cash.

Section 1.03.  Time and Place of Closing.  Subject to the satisfaction or waiver of the conditions herein, the closing (the “Closing”) of the transactions contemplated by this Agreement shall take place on or before July 31, 2007 or at such time, date or place as Seller and Purchaser may hereafter agree in writing.

Section 1.04.  Delivery of the Common Stock; Payment of Purchase Price.  At the Closing:

(a)

the Seller shall deliver to the Purchaser the certificate(s) representing the Seller Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, with all taxes attributable to the transfer and sale of the Seller Shares paid by the Seller; and

(b)

 the Purchaser shall deliver to the Seller the Purchase Price in accordance with Section 1.02, less the sum of Fifty Thousand Dollars ($50,000), which amount has been previously deposited in good faith with Seller, and the receipt of which is hereby acknowledged by the Seller.

ARTICLE II

Other Agreements of the Parties

Section 2.01.

Services to be Performed by the Seller.  The Parties hereby agree that the Seller shall continue, for a period of three (3) months from the date hereof and for such further period as all Parties may hereafter agree (the “Service Period”), to do all of the following:

(a)

Seller shall retain his current positions as sole officer and director of the Company for so long as the Purchaser may request through the end of the Service Period; and

(b)

Seller shall continue to prepare and file all reports required to be filed by the Company pursuant to the Securities Act  of 1934 (the “Exchange Act”), for so long as the Purchaser may request through the end of the Service Period; and

(c)

Seller shall provide such additional assistance with the business and affairs of the Company through the Service Period as Purchaser or the Company may hereafter request from time to time during the term of this Agreement.

Section 2.02.  Compensation for Services Rendered.  In consideration of the several services to be provided to the Company hereunder, the Seller shall be entitled to receive an amount equal to Three Thousand Dollars ($3,000) per month (prorated for any partial month in which services may be rendered hereunder).

ARTICLE III

Representations and Warranties of Seller and the Company

Subject to all of the terms, conditions and provisions of this Agreement, the Seller and the Company hereby represent and warrant to Purchaser, as indicated below, as of the date hereof and as of the Closing, as follows:

Section 3.01.  Organization and Qualification.  IAGR is a California corporation duly organized, validly existing and in good standing under the laws of the State of California.  IAGR has all requisite power and authority, corporate or otherwise, to own, lease and operate its assets and properties and to carry on its business as now being conducted.  The Company does not have any subsidiaries or predecessor corporations.

Section 3.02.  Capitalization of the Company; Title to Seller Shares.  There are one hundred million (100,000,000) shares of Common Stock, $0.001 par value per share, authorized for issuance by the Company, of which approximately 69,963,630 shares of common stock are issued and outstanding as of the date of this Agreement.  All of the outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable.  The Seller Shares transferred by the Seller to Purchaser hereunder are free and clear of all liens, claims, charges, defects in title, security interests, pledges and other encumbrances of every kind and description (collectively, “Liens”).  There are no outstanding or authorized subscriptions, options, warrants, calls, rights or other similar contracts, including rights of conversion or exchange under any outstanding debt or equity security or other contract, to which any of the Common Stock is subject, or obligating the Seller and/or the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any other shares of capital stock of the Company or any other debt or equity securities convertible into or evidencing the right to subscribe for any such shares of capital stock or obligating the Seller and/or the Company to grant, extend or enter into any such contract.  There are no voting trusts, proxies or other contracts to which Seller and/or the Company are a party or are bound with respect to the voting of any shares of capital stock of the Company.  The Seller has full legal right, authority and capacity to sell, assign and transfer the Seller Shares to Purchaser and will, against payment of the Purchase Price as contemplated above, transfer and deliver good and indefeasible title to the Seller Shares to Purchaser, free and clear of all Liens.

Section 3.03.  Authority.  The Seller and the Company have all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby.  The Seller and the Company have duly and validly executed and delivered this Agreement and will, on or prior to the Closing, execute, such other documents as may be required hereunder and, assuming the due authorization, execution and delivery of this Agreement by the parties hereto and thereto, this Agreement constitutes, the legal, valid and binding obligation of the Seller and the Company, as applicable, enforceable against the Seller and the Company, as applicable, in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

Section 3.04.  No Conflict.  The execution and delivery by the Seller and the Company of this Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not, by the lapse of time, the giving of notice or otherwise:  (a) constitute a violation of any law; (b) constitute a breach or violation of any provision contained in the Articles of Incorporation or Bylaws of the Company; (c) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which the Seller and/or the Company are a party; or (d) result in or require the creation of any lien upon the Common Stock.

Section 3.05.  Consents and Approvals.  No governmental approvals and no notifications, filings or registrations to or with any governmental authority or any other person is or will be necessary for the valid execution and delivery by the Seller and/or the Company of this

Agreement or the consummation of the transactions contemplated hereby or thereby, or the enforceability hereof or thereof, other than those which have been obtained or made and are in full force and effect.

Section 3.06.  Litigation.  There are no claims pending or, to the knowledge of the Seller and the Company, threatened against or affecting the Company or any of its assets and properties before or by any governmental authority or any other person.  The Seller and the Company have no knowledge of the basis for any claim, which alone or in the aggregate:  (a) could reasonably be expected to result in any liability with respect to the Company; or (b) seeks to restrain or enjoin the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby or thereby.  There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards against the Company or any of its assets and properties.

Section 3.07.  Brokers, Finders and Financial Advisors.  Seller and Purchaser agree and acknowledge that the Seller will be responsible for a fee not to exceed Forty Thousand Dollars ($40,000) to be paid to William Joubert at or before the Closing.

Section 3.08.  Disclosure.  The Company files periodic reports with the US Securities and Exchange Commission as required pursuant to the Exchange Act.  To the best of the Seller’s and the Company’s knowledge, the schedules, documents, exhibits, reports, certificates and other written statements and information furnished by or on behalf of Seller and/or the Company to the SEC under the Exchange Act, and/or to the Purchaser hereunder, do not contain any material misstatement of fact or omit any material facts.  Seller and the Company have not withheld from the Purchaser any fact known to them which has or is reasonably likely to have a material adverse effect with respect to the Company.

Section 3.09.  Ownership.  The Seller represents and warrants that Seller owns 41,270,000 shares of Common Stock, being the Seller Shares, to be delivered to the Purchaser free and clear of any and all Liens.

ARTICLE IV

Representations and Warranties of Purchaser

Subject to all of the terms, conditions and provisions of this Agreement, Purchaser hereby represent and warrant to the Seller, as of the date hereof and as of the Closing, as follows:

Section 4.01.  Authority.  Purchaser has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby.  Purchaser has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto and thereto, this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

Section 4.02.  No Conflict.  The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise:  (a) constitute a violation of any law; or (b) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which Purchaser is a party or by which Purchaser is bound or affected.

Section 4.03.  Consents and Approvals. No governmental approvals and no notifications, filings or registrations to or with any governmental authority or any other person is or will be necessary for the valid execution and delivery by Purchaser of this Agreement and the closing documents to which it is a party, or the consummation of the transactions contemplated hereby or thereby, or the enforceability hereof or thereof, other than those which have been obtained or made and are in full force and effect.

Section 4.04.  Litigation.  There are no claims pending or, to the knowledge of Purchaser, threatened, and Purchaser has no knowledge of the basis for any claim, which either alone or in the aggregate, seeks to restrain or enjoin the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby or thereby.  There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards against Purchaser which prohibits or restricts, or could reasonably be expected to result in any delay of, the consummation of the transactions contemplated by this Agreement.

Section 4.05.  Brokers, Finders and Financial Advisors.   No broker, finder or financial advisor has acted for Purchaser in connection with this Agreement or the transactions contemplated hereby or thereby, and no broker, finder or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or other commission in respect thereof based in any way on any contract with Purchaser.

ARTICLE V

Covenants

Section 5.01.  Further Assurances.  Seller, the Company and Purchaser agree that, from time to time, whether before, at or after the Closing, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents (a) as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement; or (b) to effect or evidence the transfer to the Purchaser of the Common Stock held by or in the name of the Seller.

Section 5.02.  Conduct of Business.  Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing or earlier termination of this Agreement, unless Purchaser shall otherwise agree in writing, the Company shall

(a)

not take or perform any act or refrain from taking or performing any act which would have resulted in a breach of the representations and warranties set forth in Article II;

(b)

not enter into any agreement, or extend an existing agreement that will survive after the Closing;

(c)

not sell, pledge, lease, license or otherwise transfer any of their assets or properties or make any payments or distributions to the Company or any of its affiliates; and

(d)

not make any payments or distributions of assets or properties to the Company or its shareholders.

Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

Section 5.03.  Public Announcements.  Except as required by law, without the prior written approval of the other party, neither Seller, the Company nor Purchaser will issue, or permit any agent or affiliate thereof to issue, any press release or otherwise make or permit any agent or affiliate thereof to make, any public statement or announcement with respect to this Agreement or the transactions contemplated hereby and thereby.

ARTICLE VI

Conditions

Section 6.01.  Conditions to Obligations of each of the Parties.  The respective obligations of each party to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions: (a) no preliminary or permanent injunction or other order, decree or ruling which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect; (b) no claim shall have been asserted, threatened or commenced and no law shall have been enacted, promulgated or issued which would reasonably be expected to (i) prohibit the purchase of, payment for or retention of the Common Stock by Purchaser or the consummation of the transactions contemplated by this Agreement or (ii) make the consummation of any such transactions illegal; and (c) all approvals legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect at the Closing.

Section 6.02.  Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions, except as Seller may waive in writing: (a) Purchaser shall have complied with and performed in all material respects all of the terms, covenants, agreements and conditions contained in this Agreement which are required to be complied with and performed on or prior to Closing; and (b) the representations and warranties of Purchaser in this Agreement shall have been true and correct on the date hereof or thereof, as applicable, and such representations and warranties shall be true and correct on and at the Closing (except those, if any, expressly stated to be true and correct at an earlier date), with the same force and effect as though such representations and warranties had been made on and at the Closing.

Section 6.03.  Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to Closing of the following additional conditions, except as Purchaser may waive in writing: (a) the Seller and the Company shall have complied with and performed in all material respects all of the terms, covenants, agreements and conditions contained in this Agreement which are required to be complied with and performed on or prior to Closing; and (b) the representations and warranties of Seller and the Company in this Agreement shall have been true and correct on the date hereof or thereof, as applicable, and such representations and warranties shall be true and correct on and at the Closing (except those, if any, expressly stated to be true and correct at an earlier date), with the same force and effect as though such representations and warranties had been made on and at the Closing.

ARTICLE VII

Indemnification

Section 7.01.  Indemnification of Seller.  Subject to the terms and conditions of this Article VII, Purchaser agrees to indemnify, defend and hold harmless Seller, from and against any and all claims, liabilities and losses which may be imposed on, incurred by or asserted against, arising out of or resulting from, directly or indirectly:

(a)

the inaccuracy of any representation or breach of any warranty of Purchaser contained in or made pursuant to this Agreement which was not disclosed to Seller in writing prior to the Closing; provided that no such notification shall be deemed to waive or abrogate any right of Seller with respect to conditions to Closing in Section 6.02;

(b)

the breach of any covenant or agreement of Purchaser contained in this Agreement; or

(c)

any claim to fees or costs for alleged services by a broker, agent, finder or other person claiming to act in a similar capacity at the request of Purchaser in connection with this Agreement;

provided, however, that Purchaser shall not be liable for any portion of any claims, liabilities or losses resulting from a material breach by Seller, of any of its obligations under this Agreement or from Seller’s gross negligence, fraud or willful misconduct.

Section 7.02.  Indemnification of Purchaser.  Subject to the terms and conditions of this Article VII, from and after the Closing, Seller, agrees to indemnify, defend and hold harmless the Purchaser, its respective affiliates, their respective present and former directors, officers, shareholders, employees and agents and its respective heirs, executors, administrators, successors and assigns (the “Purchaser’s Indemnified Persons”), from and against any and all claims, liabilities and losses which may be imposed on, incurred by or asserted against any Purchaser’s Indemnified Person, arising out of or resulting from, directly or indirectly:

(a)

the inaccuracy of any representation or breach of any warranty of the Seller or the Company contained in or made pursuant to this Agreement which was not disclosed to Purchaser in writing prior to the Closing; provided that no such notification shall be deemed to waive or abrogate any right of Purchaser with respect to conditions to Closing in Section 6.03;

(b)

the breach of any covenant or agreement of Seller or the Company contained in this Agreement;

(c)

any and all operations, activities, and events, of and/or impacting the Company occurring prior to the Closing; or

(d)

any claim to fees or costs for alleged services rendered by a broker, agent, finder or other person claiming to act in a similar capacity at the request of the Seller in connection with this Agreement;

provided, however, that Seller and the Company shall not be liable for any portion of any claims, liabilities or losses resulting from a material breach by Purchaser of its obligations under this Agreement or from a Purchaser Indemnified Person’s gross negligence, fraud or willful misconduct.

Section 7.03.  Indemnification of Purchaser and Seller by Brokers, Finders and Financial Advisors.  Except for William Joubert, who is referenced in Section 3.07, above, it shall be conclusively presumed that Purchaser has not had any broker, finder or financial advisor representing Purchaser directly or indirectly in connection with this Agreement, and Seller shall not have any liability to any broker, finder or financial advisor claiming by, through or under Purchaser.  Furthermore, Purchaser specifically indemnifies Seller from any and all such expenses except as provided herein.  Seller hereby indemnifies Purchaser from and against any claim of any broker, finder or financial advisor by, through or under Seller or the Company.

ARTICLE VIII

Miscellaneous

Section 8.01.  Notices.  Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: (a) regular, overnight or registered or certified mail (return receipt requested), with first class postage prepaid; (b) hand delivery; (c) facsimile transmission; or (d) overnight courier service, to the parties at the following addresses or facsimile numbers:

(i) if to Seller or the

Internet Acquisition Group, Inc.

     Company, to

302 Creekside Ct. E.

Huntertown, IN   46748

Attn: Matt Lettau

  (260) 385-0338

email: lettauconsulting@yahoo.com

With copies to:

Don Stoecklein

Stoecklein Law Group

402 West Broadway, Suite 400

San Diego, California, 92101

(619) 595-4882

(619) 595-4883_ – FAX

email: dstoecklein@cox.net

(ii) if to Purchaser, to:

Dr. Huakang Zhou

18 Kimberly Court

East Hannover, NJ 07936

(973) 462-8777

(973) 966-8870 – FAX

email: dzhou@warnercorp.com

With copies to:

Anna Krimshtein

1000 Lincoln Road, S. 208

Miami Beach, FL 33139

(305) 673-0350

(305) 673-0260 – FAX

email: anna@wandklaw.com

or at such other address or number as shall be designated by either of the parties in a notice to the other party given in accordance with this Section 7.01.  Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given: (A) in the case of a notice sent by regular or registered or certified mail, three business days after it is duly deposited in the mails; (B) in the case of a notice delivered by hand, when personally delivered; (C) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (D) in the case of a notice sent by overnight mail or overnight courier service, the next business day after such notice is mailed or delivered to such courier, in each case given or addressed as aforesaid.

Section 8.02.  Benefit and Burden.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their successors and permitted assigns.

Section 8.03.  No Third Party Rights.  Nothing in this Agreement shall be deemed to create any right in any creditor or other person not a party hereto (other than the Purchaser’s Indemnified Persons) and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party (other than the Purchaser’s Indemnified Persons).

Section 8.04.  Amendments and Waiver.  No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.  No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom that waiver is sought to be enforced.

Section 8.05.  Counterparts.  This Agreement may be executed in counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement.

Section 8.06.  Captions and Headings.  The captions and headings contained in this Agreement are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise.

Section 8.07.  Construction.  The parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the parties hereto.

Section 8.08.  Severability.  Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

Section 8.09.  Remedies.  The Parties agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate.  As such, the parties agree that if either party fails or refuses to fulfill any of its obligations under this Agreement or to make any payment or deliver any instrument required hereunder or thereunder, then the other party shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such party might be entitled.

Section 8.10.  Applicable Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

Section 8.11.  Submission to Jurisdiction.  Each of the parties hereby: (a) irrevocably submits to the non-exclusive personal jurisdiction of any New York court, over any claim arising out of or relating to this Agreement and irrevocably agrees that all such claims may be heard and determined in such New York court; and (b) irrevocably waives, to the fullest extent permitted by applicable law, any objection it may now or hereafter have to the laying of venue in any proceeding brought in a New York court.

Section 8.12.  Expenses; Prevailing Party Costs.  The Seller, the Company, and Purchaser shall pay their own expenses incident to this Agreement and the transactions contemplated hereby and thereby, including all legal and accounting fees and disbursements, and Seller shall be solely liable for any and all expenses of the Seller and/or the Company which are incident to this Agreement and the transactions contemplated hereby and thereby (other than customary general, administrative and overhead expenses incurred in the ordinary course of business).  Notwithstanding anything contained herein or therein to the contrary, if any party commences an action against another party to enforce any of the terms, covenants, conditions or provisions of this Agreement, or because of a breach by a party of its obligations under this Agreement, the prevailing party in any such action shall be entitled to recover its losses, including reasonable attorneys’ fees, incurred in connection with the prosecution or defense of such action, from the losing party.

Section 8.13.

Entire Agreement.  This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the parties, whether written, oral or otherwise.

Section 8.14.

Counterparts; Faxed Signatures.  This Agreement may be signed in one or more counterparts, each of which shall be deemed an original document, but which, when taken together, shall constitute but one and the same instrument.  For purposes of this Agreement, a fax of an original signature shall constitute an original signature.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

THE SELLER:

THE COMPANY:

INTERNET ACQUISITION GROUP, INC.

      By:

_/S/ MATT LETTAU_______

     By:

__S/ MATT LETTAU___________

Matt Lettau

Matt Lettau

Number of shares:  41,270,000

President

THE PURCHASER:

      By:

_/S/ HAUKANG ZHOU_____

Dr. Huakang Zhou